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                                                                 EXHIBIT 10.19



                       GLOBAL VILLAGE COMMUNICATION, INC.

                           MANAGEMENT INCENTIVE PLAN


1.       ESTABLISHMENT AND PURPOSE

         Global Village Communication, Inc. (the "Company") hereby establishes the Global Village Communication, Inc. Management Incentive Plan (the "Plan") to create additional incentives for eligible employees of the Company by awarding eligible employees an incentive payment based on the performance of the Company and each such employee during a fiscal year of the Company ("Fiscal Year"). The first fiscal year of the Company during which this plan shall operate shall be the fiscal year beginning April 1, 1997 and ending March 31, 1998 ("FY1998").

2.       PARTICIPATION

         a. The Compensation Committee of the Board of Directors of the Company (respectively, the "Compensation Committee" and the "Board") shall determine which officers of the Company shall participate in the Plan for the applicable Fiscal Year performance period, and the executive staff of the Company shall determine which employees of the Company who are not officers shall participate in the Plan for the applicable Fiscal Year performance period (collectively such selected individuals shall be called "Participants"). Notwithstanding any other provision of this Plan to the contrary, the Chief Executive Officer of the Company shall not be eligible to participate in this Plan.

         b. To be eligible to participate in the Plan for a specific Fiscal Year, a Participant must be an employee of the Company throughout the entire period beginning (i) on the first workday of the applicable Fiscal Year or the Participant's date of hire, whichever is later, but in any event no later than January 1 of such Fiscal Year and (ii) ending on the last workday of the applicable Fiscal Year. The applicability of this subparagraph may be modified by the Compensation Committee in its discretion with respect to one or more Participants.

         c. If a Participant dies prior to the last workday of the applicable Fiscal Year, then the Participant shall be deemed to have been an employee until the end of such Fiscal Year and the beneficiary or estate, as the case may be, of such Participant shall be eligible to receive payments for the applicable Fiscal Year to which the Participant otherwise would have been entitled if he or she had not died based on the Participant's Base Salary actually paid during that Fiscal Year.

         d. It is intended that an otherwise eligible Participant who is on an approved medical or disability leave for an entire Fiscal Year will receive no payment under the Plan for such Fiscal Year. Participants on an approved medical or disability leave during any portion of a Fiscal Year who are employed on first and last workday of the Fiscal Year shall be eligible to receive payments based on Base Salary actually paid to such Participant during such Fiscal Year as defined in paragraph 3(b)(i)
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below.

3.       CALCULATION OF INCENTIVE BONUSES

         a. Any payments under the Plan shall be in addition to and not in lieu of Base Salary and other approved Company compensation.

         b.      The following terms shall have the following meanings:

                 i. "Base Salary" shall mean the salary for the Fiscal Year identified as the Participant's "Base Salary" by the Company's Manager of Human Resources which is actually paid to the Participant with respect to such Fiscal Year. "Base Salary" shall not include bonuses, commissions, overtime, shift differentials, income from option exercises, car allowances, relocation fees, long term disability payments and such other similar amounts as may be determined by the Company from time to time.

                 ii. "Plan Revenues" shall mean the projected revenues for the Company for the applicable Fiscal Year proposed by the Company's executives and approved by the Board.

                 iii. "Plan Profits" shall mean the projected income before taxes (operating income plus interest and other income) for the Company for the applicable Fiscal Year proposed by the Company's executives and approved by the Board.

                 iv. "Actual Revenues Percentage" shall mean the actual revenues of the Company for the applicable Fiscal Year as audited by the Company's independent accountants using generally accepted accounting principles, expressed as a percentage of Plan Revenue for that year.

                 v. "Actual Profits Percentage" shall mean the actual income before taxes (operating income plus interest and other income) of the Company for the applicable Fiscal Year as audited by the Company's independent accountants using generally accepted accounting principles, expressed as a percentage of Plan Profits for that year.

                 vi. "Company Performance Variable" shall mean the arithmetic average of the Actual Revenues Percentage and the Actual Profits Percentage for the applicable Fiscal Year, expressed as a percentage; provided, however, that to the extent that either or both of the Actual Revenues Percentage figure or the Actual Profits Percentage figure is greater than ____________, then the amount by which such number exceeds __________ shall be doubled in calculating the Company Performance Variable. For example, if the Actual Revenues Percentage equals ____________ and the Actual Profits Percentage Equals ___________, then the Company Performance Variable would equal ____________ (i.e., the percentage points for the Actual Profits Percentage above would count twice, so that the arithmetic average would equal ___________________);

                 vii. "Individual Performance Goals" shall mean a set (not less than three and not

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more than five) of specific performance goals for the applicable Fiscal Year to be established, with respect to _____________, by and between the CEO and each ___________ and, with respect to other Participants, by and between the
__________ to whom such Participant reports and the Participant.

                 viii. "Individual Achievement Percentage" shall mean a percentage figure to be determined by the superiors of each Participant setting forth the extent to which the Individual Performance Goals were reached for the applicable Fiscal Year. In general, the Individual Achievement Percentage will be expressed in a range between ___________ and _____________, where ___________ performance shall be considered to meet minimal requirements,
_____________ performance shall be considered to fully meet requirements,
______________ performance shall be considered excellent, and ______________ performance shall be considered superlative.

                 ix. "Target Incentive Percentage" shall mean, for Company salary Grades _________, _____________, for Grade _______, __________, and for
_________ of the Company, _______________.

         c. No payments shall be made under the Plan unless both (i) the Company's actual revenues for the applicable Fiscal Year shall equal not less than ____________of Plan Revenues and (ii) the Company's actual profits for the applicable Fiscal Year shall equal not less than _________ of Plan Profits.

         d. Each Participant shall receive an incentive bonus in an amount equal to the Company Performance Variable times the applicable Participant's Individual Achievement Percentage times the Target Incentive Percentage times such Participant's Base Salary received during the Fiscal Year. For example, if during an applicable Fiscal Year a Participant has a Base Salary of _________, the Company Performance Variable is _________, and the Participant's Individual Achievement Percentage is ________, with a Target Incentive Percentage of ______, then such Participant would receive a bonus under the Plan equal to _________ (i.e., ___________ times the Base Salary of _________).

4.       PAYMENT

         a. Payments for each of the first three fiscal quarters of the Company under the Plan (each, a "Quarterly Payment") will be paid to each Participant as soon as administratively reasonable after the Company reports its quarterly earnings applicable to such fiscal quarter. With respect to any Participant, such Participant's Quarterly Payment shall be paid if (i) the Company's actual revenues for the applicable fiscal quarter shall equal not less than ___________ of the Plan Revenues for such quarter, and (ii) the Company's actual profits for the applicable fiscal quarter shall equal not less than __________ of the Plan Profits for such quarter. Each Participant's Quarterly Payment shall be equal to such Participant's Target Incentive Percentage, times such Participant's Base Salary paid during that quarter (i.e. no multipliers for performance above plan targets or for

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accomplishment of personal objectives shall be used in determining any
Participant's Quarterly Payment).

         b. Payments for each Fiscal Year under the Plan will be paid to each Participant as soon as administratively reasonable after the Company's independent accountants have completed their audit of the Company's financial statements for the applicable Fiscal Year; provided, that the provisions of
Section 2 shall apply to such payment. With respect to any Participant, such Participant's incentive bonus shall be equal to the amount calculated pursuant to Section 3(d) of the Management Plan, minus the aggregate amount paid to such Participant pursuant to Section 4(a).
         c. Payments made under the Plan are subject to all required federal, state and local withholding. Payments under the Plan will not be subject to 401(k) or Employee Stock Purchase Plan contributions or deductions.

         If a Participant eligible to receive a payment under the Plan dies before receiving such payment, the Company shall make such payment to the Participant's designated beneficiary, or to the Participant's estate if no beneficiary is designated, on the date payments are made to other Participants.

5.       ADMINISTRATION

         The Plan shall be administered by the Company. Any determination made by the Company in interpreting the Plan shall be final and binding upon all persons having an interest in the Plan.

6.       NO ALIENATION, ASSIGNMENT OR ENCUMBERMENT OF PAYMENTS

         A Participant's interest in the Plan may not be alienated, assigned or encumbered, other than as provided in Paragraphs 2 and 4 above with respect to payments to a beneficiary or an estate following the death of an eligible Participant.

7.       TERMINATION OR AMENDMENT OF THE PLAN

         The Company may terminate or amend the Plan for any purpose; provided, however, that no such termination or amendment shall be effective for any Fiscal Year which has ended prior to the time that the action to terminate or amend the Plan is taken.

8.       NO EMPLOYMENT CONTRACT

         The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any of its employees. Nothing in the Plan shall give any employee of the Company the right to be retained in the Company's employ or to interfere with the Company's right to discharge any employee at any time.

9.       PLACE OF ADMINISTRATION; APPLICABLE LAWS




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         The place of administration of the Plan shall conclusively be deemed to be within the State of California, and the Plan and the provisions hereof shall be governed by and construed in accordance with the substantive laws of the State of California.


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